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                                                                     Exhibit 4.2
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                          ARTESIAN WATER COMPANY, INC.

                                       TO

                            WILMINGTON TRUST COMPANY,
                                                    As Trustee


                              ---------------------


                        SIXTEENTH SUPPLEMENTAL INDENTURE

                          Dated as of January 31, 2003


                              ---------------------


                      Supplemental to Indenture of Mortgage
                            Dated as of July 1, 1961


                $25,000,000 First Mortgage Bonds, Series P, 6.58%

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         SIXTEENTH SUPPLEMENTAL INDENTURE, dated as of January 31, 2003, made by and between ARTESIAN WATER COMPANY, INC. (successor to Artesian Resources Corporation, formerly named "Artesian Water Company", under the Original Indenture hereinafter referred to), a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), party of the first part, and WILMINGTON TRUST COMPANY, a corporation organized and existing under the laws of the State of Delaware, having its principal office and place of business at Tenth and Market Streets, in the City of Wilmington, Delaware, as Trustee under the Original Indenture hereinafter referred to (hereinafter called the "Trustee"), party of the second part.

         WHEREAS, the Company is a wholly-owned subsidiary of ARTESIAN RESOURCES CORPORATION (its name having been changed from "Artesian Water Company"), a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"); and

         WHEREAS, the Corporation has heretofore executed and delivered to the Trustee an Indenture of Mortgage (hereinafter called the "Original Indenture") dated as of July 1, 1961, and duly recorded the Original Indenture in the Recorder's Office at Wilmington, in Mortgage Record A Volume 56, Page 1 etc., on the 13th day of November, A.D. 1961, for the purpose of securing First Mortgage Bonds of the Corporation to be issued from time to time in one or more series as therein provided; and

         WHEREAS, there have been issued under the Original Indenture $1,600,000 principal amount of First Mortgage Bonds, Series A, 4 1/2%, all of which were paid at maturity on November 1, 1978; and

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         WHEREAS, there have been issued under the Original Indenture $1,000,000 principal amount of First Mortgage Bonds, Series B, 5 3/8%, the $912,750 remaining outstanding principal amount of which was paid at maturity on July 1, 1986; and

         WHEREAS, there have been issued under the Original Indenture as supplemented by a first supplemental indenture dated as of April 15, 1964 (hereinafter sometimes referred to as the "First Supplemental Indenture"), $1,250,000 principal amount of First Mortgage Bonds, Series C, 5 1/8%, the $1,225,000 remaining outstanding principal amount of which was paid at maturity on April 15, 1989; and

         WHEREAS, there have been issued under the Original Indenture, as supplemented by a second supplemental indenture dated as of June 1, 1970 (hereinafter sometimes referred to as the "Second Supplemental Indenture"), $1,000,000 principal amount of First Mortgage Bonds, Series D, 9 3/4%, the $640,000 remaining outstanding principal amount of which was paid at maturity on June 1, 1990; and

         WHEREAS, there have been issued under the Original Indenture as supplemented by a third supplemental indenture dated as of January 1, 1973 (hereinafter sometimes referred to as the "Third Supplemental Indenture"), $800,000 principal amount of First Mortgage Bonds, Series E, 8 1/2%, due January 1, 1998, all of which were redeemed on February 1, 1993; and

         WHEREAS, there have been issued under the Original Indenture, as supplemented by a fourth supplemental indenture dated as of November 1, 1975 (hereinafter sometimes referred to as the "Fourth Supplemental Indenture"), $1,500,000 principal amount of First Mortgage Bonds, Series F, 10 7/8%, due November 1, 1995, the $225,000 remaining outstanding principal amount of which was redeemed on February 1, 1993; and

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         WHEREAS, there have been issued under the Original Indenture, as supplemented by a fifth supplemental indenture dated as of March 1, 1977 (hereinafter sometimes referred to as the "Fifth Supplemental Indenture"), $1,800,000 principal amount of First Mortgage Bonds, Series G, 8 7/8% due March 1, 1997, the $1,080,000 remaining outstanding principal amount of which was redeemed on February 1, 1993; and

         WHEREAS, there have been issued under the Original Indenture, as supplemented by a sixth supplemental indenture dated as of December 1, 1978 (hereinafter sometimes referred to as the "Sixth Supplemental Indenture"), $1,800,000 principal amount of First Mortgage Bonds, Series H, 9 3/4%, due December 1, 1998, the $1,260,000 remaining outstanding principal amount of which was redeemed on February 1, 1993; and

         WHEREAS, there have been issued under the Original Indenture, as supplemented by a seventh supplemental indenture dated as of November 1, 1981 (hereinafter sometimes referred to as the "Seventh Supplemental Indenture"), $3,000,000 principal amount of First Mortgage Bonds, Series I, 11 7/8%, due October 1, 1987, all of which were redeemed on October 1, 1986; and

         WHEREAS, the Company was organized for stated purposes that encompass the stated purposes of the Corporation in order that the Company could acquire from the Corporation substantially all of the Mortgaged Property (as such term is defined in the Original Indenture) as an entirety and to operate the same; and

         WHEREAS, the Corporation, the Company and the Trustee entered into an eighth supplemental indenture dated as of July 1, 1984 (hereinafter sometimes referred to as the "Original Eighth Supplemental Indenture"), providing for the succession and substitution of the Company to and for the Corporation with the same effect as if the Company had been named in

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the Original Indenture as the mortgagor, and providing for the assumption by the
Company of, and the release and discharge of the Corporation from, all liability and obligation on and with respect to the Bonds and coupons issued under the Original Indenture and all the terms, covenants and conditions of the Original Indenture; and

         WHEREAS, the Corporation, the Company and the Trustee executed a certain corrected eighth supplemental indenture dated as of July 1, 1984 (hereinafter sometimes referred to as the "Corrected Eighth Supplemental Indenture") which supplements and corrects certain descriptions of Mortgaged Property set forth in the Original Indenture (the Original Eighth Supplemental Indenture and the Corrected Eighth Supplemental Indenture being hereinafter sometimes referred to collectively as the "Eighth Supplemental Indenture"); and

         WHEREAS, on July 1, 1984, the Corporation conveyed and transferred substantially all the Mortgaged Property as an entirety, subject to the lien of the Original Indenture and all supplemental indentures thereto, to the Company; and
         WHEREAS, the Company has assumed and agreed that it will promptly pay or cause to be paid, the principal of and any premium that may be due and payable on and the interest on all the Bonds issued under the Original Indenture and all indentures supplemental thereto, and has agreed to perform, observe and fulfill, duly and punctually, all the terms, covenants and conditions of the Original Indenture and all indentures supplemental thereto stated therein to be performed, observed or fulfilled by the Corporation, and the Corporation has been released and discharged from all liability and obligation on and with respect to the Bonds and coupons issued under the Original Indenture and all terms, covenants and conditions of the Original Indenture and the Trustee has executed and delivered to the Company an instrument of partial defeasance dated April 4, 1986 pursuant to Article II of the Eighth Supplemental Indenture; and

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         WHEREAS, there have been issued under the Original Indenture, as supplemented by a ninth supplemental indenture dated as of December 1, 1986 (hereinafter sometimes referred to as the "Ninth Supplemental Indenture"), $5,000,000 principal amount of First Mortgage Bonds, Series J, 9.55%, all of which were paid at maturity on December 1, 1996; and

         WHEREAS, there have been issued under the Original Indenture, as supplemented by a tenth supplemental indenture dated as of April 1, 1989 (hereinafter sometimes referred to as the "Tenth Supplemental Indenture"), $7,000,000 principal amount of First Mortgage Bonds, Series K, 10.17%, due April 1, 2009, all of which were redeemed on December 29, 2000; and

         WHEREAS, there have been issued under the Original Indenture, as supplemented by a eleventh supplemental indenture dated as of February 1, 1993 (hereinafter sometimes referred to as the "Eleventh Supplemental Indenture"), $10,000,000 principal amount of First Mortgage Bonds, Series L, 8.03%, all of which are to be paid at maturity on February 1, 2003 with a portion of the proceeds of the Bonds to be issued under this Sixteenth Supplemental Indenture; and
         WHEREAS, the Original Indenture has been further supplemented pursuant to a twelfth supplemental indenture dated as of December 5, 1995 (hereinafter sometimes referred to as the "Twelfth Supplemental Indenture"), which provided for the release from the Indenture of certain assets of the Company; and

         WHEREAS, there have been issued under the Original Indenture, as supplemented by a thirteenth supplemental indenture dated as of June 1, 1997 (hereinafter sometimes referred to as the "Thirteenth Supplemental Indenture"), $10,000,000 principal amount of First Mortgage Bonds, Series M, 7.84%, due December 31, 2007, all of which were outstanding as of the date hereof; and

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         WHEREAS, there have been issued under the Original Indenture, as supplemented by a Fourteenth Supplemental Indenture dated as of June 1, 1997 (hereinafter sometimes referred to as the "Fourteenth Supplemental Indenture"), $5,000,000 principal amount of First Mortgage Bonds, Series N, due December 31, 2007, all of which were outstanding as of the date hereof; and

         WHEREAS, there have been issued under the Original Indenture, as supplemented by a Fifteenth Supplemental Indenture dated as of December 1, 2000 (hereinafter sometimes referred to as the "Fifteenth Supplemental Indenture"), $20,000,000 principal amount of First Mortgage Bonds, Series 0, 8.17%, all of which were outstanding as of the date hereof; and

         WHEREAS, the Company proposes to issue and sell not more than $25,000,000 principal amount of a new series of bonds to be designated as First Mortgage Bonds, Series P, 6.58% to be issued under and secured by the Original Indenture, as supplemented by this sixteenth supplemental indenture dated as of January 31, 2003 (hereinafter sometimes referred to as the "Sixteenth Supplemental Indenture"); and

         WHEREAS, the Company, pursuant to the provisions of the Original Indenture, has duly resolved and determined to make, execute and deliver to the Trustee this Sixteenth Supplemental Indenture for the purpose of providing for the creation of the First Mortgage Bonds, Series P, 6.58% to be issued under and secured by the Original Indenture, as supplemented (the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eight Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental

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Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental
Indenture, the Fifteenth Supplemental Indenture, this Sixteenth Supplemental Indenture and all indentures supplemental to the Original Indenture hereafter executed, being hereinafter sometimes called the "Indenture"); and

         WHEREAS, all things necessary to make $25,000,000 aggregate principal amount of the First Mortgage Bonds, Series P, 6.58% when duly executed by the Company and authenticated and delivered by the Trustee, legally valid and binding obligations of the Company entitled to the benefits and security of the Indenture, and to make this Sixteenth Supplemental Indenture a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, have been done and performed; and

         WHEREAS, the issuance of the First Mortgage Bonds, Series P, 6.58%, as herein provided, has been in all respects duly authorized by the Company as provided in the Indenture.

         NOW, THEREFORE, THIS INDENTURE WITNESSETH THAT ARTESIAN WATER COMPANY, INC., in consideration of the premises and of the acceptance by the Trustee of the trusts hereby created and of the purchase and acceptance of the First Mortgage Bonds, Series P, 6.58% by CoBank, ACB (hereinafter sometimes referred to as "CoBank") pursuant to the Bond Purchase Agreement dated as of January 31, 2003 (hereinafter sometimes referred to as the "Bond Purchase Agreement") and of One Dollar to the Company duly paid by the Trustee at or before the ensealing and delivery of these presents, for itself and its successors, intending to be legally bound hereby, (i) does hereby ratify and confirm its mortgage and pledge to the Trustee of all property described in the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Eighth Supplemental Indenture, the Thirteenth

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Supplemental Indenture and the Fifteenth Supplemental Indenture (except such thereof as may heretofore have been released from the lien of the Indenture in accordance with the terms thereof) and has granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed, and by these presents does grant, bargain, sell, release, convey, assign, transfer, mortgage, pledge, set over and confirm, unto Wilmington Trust Company, as Trustee, and to its successors in the trust, and their and each of their assigns forever, all and singular the pieces or parcels of land described on Exhibit A attached hereto;

         TOGETHER with all and singular the tenements, hereditaments and appurtenances belonging or in any wise appertaining to the aforesaid property and rights or any part thereof, with the reversion and reversions, remainder and remainders, and to the extent permitted by law, all tolls, rents, revenues, issues, income, product and profits thereof, and all the estate, right, title, interest and claim whatsoever, at law as well as in equity, that the Company now has or may hereafter acquire in and to the aforesaid premises, property and rights and every part and parcel thereof;

         SAVING AND EXCEPTING, HOWEVER, from the property hereby mortgaged and pledged all of the property of every kind and type saved and excepted from the Original Indenture, by the terms thereof;

         SUBJECT, HOWEVER, to the exceptions, reservations and matters of the kind and type recited in the Original Indenture;

         TO HAVE AND TO HOLD all said premises, property and rights granted, bargained, sold, released, conveyed, transferred, assigned, mortgaged, pledged, set over and confirmed by the Company as aforesaid or intended so to be unto the Trustee and its successors in the trust and their assigns forever;

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         IN TRUST, NEVERTHELESS, upon the terms and trusts set forth in the
Original Indenture for the equal and proportionate benefit and security of those who shall hold or own the bonds and coupons issued and to be issued under the Indenture, or any of them, without preference of any of said bonds and coupons over any others thereof by reason of priority in the time of the issue or negotiation thereof or by reason of the date or maturity thereof, or for any other reason whatsoever; subject, however, to the provisions with respect to extended, pledged and transferred coupons contained in Section 4.02 of the Original Indenture.

         AND THIS INDENTURE FURTHER WITNESSETH THAT, in consideration of the premises and of such acceptance or purchase of the First Mortgage Bonds, Series P, 6.58% by CoBank, and of said sum of One Dollar to the Company duly paid by the Trustee at or before the ensealing and delivery of these presents, the Company, for itself and its successors, intending to be legally bound hereby does hereby and (ii) does hereby covenant to and agree with the Trustee and its successors in the trust, for the benefit of those who shall hold or own such Bonds, or any of them, as follows:


                                   ARTICLE I

                      FIRST MORTGAGE BONDS, SERIES P, 6.58%

         Section 1.1 Designation and Amount. A series of Bonds to be issued under the Original Indenture as heretofore supplemented and as supplemented hereby and secured thereby and hereby is hereby created which shall be designated as, and shall be distinguished from the Bonds of all other series by the title, "First Mortgage Bonds, Series P, 6.58%," herein referred to as the "Bonds of Series P." The aggregate principal amount of the Bonds of Series P shall not exceed $25,000,000.

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         Section 1.2  Bond Terms. The Bonds of Series P shall be dated the date of their authentication and shall bear interest from such date, except as otherwise provided for Bonds issued upon subsequent exchanges and transfers by
Section 2.06 of the Original Indenture, shall mature and be due on January 31, 2018 ( the "Maturity Date"), and shall bear interest at 6.58% per annum, payable on the first Business Day (as hereinafter defined) of January, April, July and October of each year, beginning with the first Business Day of April, 2003, and on the Maturity Date, until the Company's obligation with respect to the payment of principal, premium (if any) and interest shall be discharged. Business Day shall mean any day that CoBank is open for business, except any day when Federal Reserve Banks are closed.

         The Bonds of Series P shall be issuable as registered bonds without coupons in the denominations of Five Hundred Thousand Dollars ($500,000) and any multiple thereof, numbered PR-l and upwards.

         Unless otherwise agreed to in writing by the Company and the holders of the Bonds of Series P, the payment of the principal of, premium (if any) and interest on, the Bonds of Series P shall be made by wire transfer of immediately available funds for the advice and credit of CoBank to ABA No. 30708875-4, reference: CoBank for the benefit of Artesian Water Company, Inc. (or to such other account as CoBank may direct by notice). Funds received by wire before 3:00 p.m. Eastern time shall be credited on the day received and funds received by wire after 3:00 p.m. Eastern time shall be credited the next Business Day.

         The Bonds of Series P shall be redeemable as provided in the Original Indenture, in whole or in part, at any time or from time to time, either (i) at the option of the Company or (ii) pursuant to any provision of the Original Indenture or the Bond Purchase Agreement requiring or authorizing such redemption. Any redemption of the Bonds of Series P shall be effected in

                                      -11-
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accordance with the provisions of Article V of the Original Indenture and the provisions of this Section 1.2.

         In accordance with the provisions of Section 6.07 of the Original Indenture, in the event that either (i) all or substantially all the property of the Company at the time subject to the lien of the Indenture as a first mortgage lien thereon or (ii) all or substantially all of the property of the Company at the time subject to the lien of the Indenture as a first mortgage lien thereon that is used or useful in connection with the business of the Company as a water company or as a water utility shall be released from the lien of the Indenture under the provisions of Section 6.03 or Section 6.06 of the Original Indenture, then all of the Bonds then outstanding including the Bonds of Series P are to be redeemed.

         The redemption of any or all of the Bonds of Series P shall be at a redemption price equal to the sum of (i) the aggregate principal amount thereof to be redeemed, plus (ii) the interest accrued thereon to the date fixed for redemption plus (iii) a "Redemption Premium" (as hereinafter defined) determined three (3) Business Days prior to the date fixed for redemption. CoBank will furnish notice to the Company and the Trustee, by telecopy or other same-day written communication, on a date at least two (2) Business Days prior to the date fixed for redemption of the Bonds of Series P, of the Redemption Premium, if any, applicable to such redemption and the calculations, in reasonable detail, used to determine the amount of any such Redemption Premium. As used herein, the term Redemption Premium shall mean and be calculated as follows:

            (A) Determine the difference between: (i) CoBank's cost of funds (determined in accordance with its standard methodology) on January 31, 2003, minus (ii) CoBank's cost of funds (determined in accordance with such methodology) on the Redemption Date

                                      -12-

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   or other date fixed for redemption to fund the purchase of new bonds for a period ending on the Maturity Date. For the purposes of the remaining calculations, if such difference is negative, such difference shall be deemed to equal zero.

            (B) Add 1/2 of 1% to such difference (such that the minimum result shall at all times be1/2of 1%).

            (C) For each annual period (from each January 1) or part thereof during which the Bonds of Series P being redeemed were scheduled to be outstanding, multiply the amount determined in (B) above by the principal amount of the Bonds of Series P being redeemed which was scheduled to be outstanding during such annual period;

            (D) Determine the present value of the amount determined in (C) above based upon the scheduled time that interest on the Bonds of Series P redeemed would have been payable and a discount rate equal to the rate referred to in (A)(ii) above. That result shall be the Redemption Premium.

         The principal of the Bonds of Series P may be declared or may become due and payable prior to the Maturity Date, in the manner and with the effect and subject to the conditions provided in the Original Indenture and this Sixteenth Supplemental Indenture (i) upon the occurrence of an Event of Default as provided in the Original Indenture or (ii) as provided in the Bond Purchase Agreement. Upon the principal of the Bonds of Series P becoming due and payable on (i) the Maturity Date or (ii) a date prior to the Maturity Date as provided in this Section 1.2, any unpaid principal, premium (if any) and interest payment shall automatically accrue interest at 4% per annum in excess of the Base Rate (as hereinafter defined). The Base

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Rate shall mean the rate of interest established by CoBank from time to time as its CoBank Base Rate, which rate is intended by CoBank to be a reference rate and not its lowest rate. The Base Rate will change on the date established by CoBank as the effective date of any change therein.

         The Bonds of Series P shall be registerable, transferable, and exchangeable as provided in Article II of the Original Indenture and this
Section 1.2; provided that the Bonds of Series P shall not be issued as coupon Bonds.

         Section 1.3 Form of Bond. The text of the registered Bonds of Series P and of the authentication certificate of the Trustee upon said Bonds shall be, respectively, substantially as follows:

               FORM OF REGISTERED BOND OF SERIES P WITHOUT COUPONS

[THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OTHERWISE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SAID SECURITIES ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.]

THIS BOND HAS BEEN ISSUED PURSUANT TO AND SUBJECT TO THE TERMS AND CONDITION OF AN AGREEMENT WITH THE COMPANY DATED AS OF JANUARY 31, 2003, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

No. PR________    $__________


                          ARTESIAN WATER COMPANY, INC.

                      FIRST MORTGAGE BONDS, SERIES P, 6.58%

                              Due January 31, 2018

         ARTESIAN WATER COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company", which term shall include any successor corporation as defined in the Original Indenture hereinafter referred to), for value received, hereby promises to pay to ______________________________________ or registered assigns, on January 31, 2018 (the "Maturity Date"), the sum of _____________Dollars in coin or currency of the United States of America that at the time of payment is legal tender for the payment of public and private debts, and to pay in like coin or currency interest thereon to the registered owner hereof, from the date hereof, at a rate equal to 6.58% per annum, payable on the first Business Day of January, April, July and October of each year, beginning with the first Business Day of April, 2003, and on the Maturity Date, until the Company's obligation with respect to the payment of such principal, premium (if any) and interest shall be discharged. Overdue payments of principal, premium (if any) and interest shall bear interest as provided in the Sixteenth Supplemental Indenture hereinafter mentioned. Unless otherwise agreed to in writing by the Company and the holders of the Bonds of Series P hereinafter mentioned, payments of principal, premium (if any) and interest are to be made by wire transfer of immediately available funds for the advice and credit to CoBank to ABA No. 30708875-4, reference: CoBank for the benefit of Artesian Water Company, Inc. (or to such other account as CoBank may direct).

         This bond is one of an authorized issue of bonds of the Company known as its First Mortgage Bonds (herein called the "Bonds"), not limited in aggregate principal amount except as provided in the Original Indenture hereinafter mentioned, all issued and to be issued in one or more series under and equally secured by an Indenture of Mortgage dated as of July 1, 1961 (herein called the "Original Indenture"), executed by Artesian Resources Corporation (then named Artesian Water Company), a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation") and by Wilmington Trust Company, as trustee (herein called the "Trustee"). The Original Indenture has heretofore been supplemented

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by fifteen supplemental indentures, including an eighth supplemental indenture dated as of July 1, 1984, pursuant to which the Company assumed all of the obligations of the Corporation under the Original Indenture, and by a sixteenth supplemental indenture dated as of January 31, 2003 (hereinafter called the "Sixteenth Supplemental Indenture"). Reference is hereby made to the Original Indenture as so supplemented for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are and are to be issued and secured and the rights of the holders or registered owners thereof and of the Trustee in respect of such security. As provided in the Original Indenture, the Bonds may be issued in one or more series for various principal sums, may bear different dates and mature at different times, may bear interest at different rates and may otherwise vary as provided or permitted in the Original Indenture, as supplemented. This Bond is one of the Bonds described in the Sixteenth Supplemental Indenture and designated therein as "First Mortgage Bonds, Series P, 6.58%" (hereinafter called the "Bonds of Series P"). To the extent permitted by, and as provided in, the Original Indenture or any indenture supplemental thereto, modifications or alterations of the Original Indenture, or of an indenture supplemental thereto, and of the rights and obligations of the Company and of the rights of the holders of the Bonds issued and to be issued thereunder, may be made with the consent of the Company by an affirmative vote of the holders of not less than sixty-six and two-thirds per cent (66 2/3%) in aggregate principal amount of the Bonds then outstanding under the Original Indenture and entitled to vote and affected by such modification or alteration, at a meeting of bondholders called and held as provided in the Original Indenture, and, in case one or more but less than all of the series of the Bonds then outstanding under the Original Indenture and entitled to vote would be affected by the modification or alteration differently from or without affecting the Bonds of any of the other series, by an affirmative vote of the holders of not less than sixty-six and two-thirds per cent (66 2/3%) in aggregate principal amount of the Bonds of each series so affected, or in either case by the written consent of the holders of such percentages of Bonds; provided, however, that no such modification or alteration may be made that would extend the maturity of, or reduce the principal amount of, or reduce the rate of, or extend the time of payment of interest on, or reduce any premium payable upon any redemption of, this Bond, or modify the terms of payment of principal or interest, or reduce the percentage required for the taking of any such action, without the express consent of the holder hereof.

         No reference herein to the Original Indenture or to any indenture supplemental thereto and no provision of this Bond or of the Original Indenture or of any indenture supplemental thereto shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium (if any) and interest on this Bond at the time and place and at the rate and in the coin or currency herein prescribed.

         The Bonds of Series P shall be redeemable as provided in the Original Indenture and the Sixteenth Supplemental Indenture.

         The principal of the Bonds of Series P may be declared or may become due prior to the Maturity Date, in the manner and with the effect and subject to the conditions provided in the Original Indenture and the Sixteenth Supplemental Indenture.

         This Bond is transferable by the registered owner hereof, in person or by duly authorized attorney, on books of the Company to be kept for that purpose at the principal office of the Trustee in the City of Wilmington, Delaware, or, if there be a successor trustee, at its principal office, upon surrender hereof at such office for cancellation and upon presentation of a written instrument of transfer duly executed, and thereupon the Company shall issue in the name of the transferee or transferees, and the Trustee shall authenticate and deliver, a new registered Bond or Bonds of Series P, in an authorized denomination or denominations, of a like aggregate principal amount; and the registered owner of any registered Bond or Bonds of Series P may surrender the same as aforesaid at said office in exchange for a like aggregate principal amount of Bonds of like form of other authorized denominations, all upon payment of the charges and subject to the terms and conditions specified in the Original Indenture.

         The Company and the Trustee may deem and treat the person in whose name this Bond shall at the time be registered on the books of the Company as the absolute owner hereof for all purposes whatsoever (except as otherwise provided in Article XIV of the Original Indenture with respect to bondholders' meetings and consents); and payment of or on account of the principal of, premium (if any) and interest on this Bond shall be made only to or upon the order in writing of such registered owner hereof; and all such payments shall be valid and effectual to satisfy and discharge the liability upon this Bond to the extent of the sum or sums so paid.

         No recourse under or upon any obligation, covenant or agreement contained in the Original Indenture or in any indenture supplemental thereto, or in any Bond thereby secured, or because of any indebtedness thereby secured, shall be had against any incorporator or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise; it being expressly agreed and understood that the Original Indenture, any indenture supplemental thereto and the obligations thereby secured, are solely corporate obligations, and that no personal liability whatever shall attach to, or be incurred by, any incorporators, stockholders, officers or directors, as such, of the Company or any successor corporation or any of them, because of the incurring of the indebtedness thereby authorized, or under or by reason of any of the obligations, covenants or agreements, expressed or implied, contained in the Original Indenture or in any indenture supplemental thereto or in any of the Bonds thereby secured.

         This Bond shall not be entitled to any benefit under the Original Indenture or any indenture supplemental thereto, and shall not become valid or obligatory for any purpose until Wilmington Trust Company, as Trustee under the Indenture, or a successor trustee thereunder, shall have signed the form of authentication certificate endorsed hereon.


                        (Signatures follow on next page.)

         IN WITNESS WHEREOF, ARTESIAN WATER COMPANY, INC., has caused this Bond to be signed in its name by its President or a Vice President and its corporate seal (or a facsimile thereof) to be hereto affixed and attested by its Secretary or an Assistant Secretary, and this Bond to be dated ______________________, 20___.

                                                    ARTESIAN WATER COMPANY, INC.



                                                    By:_________________________

Attest:


___________________________

                  FORM OF TRUSTEE'S AUTHENTICATION CERTIFICATE
                              FOR BONDS OF SERIES P

                      TRUSTEE'S AUTHENTICATION CERTIFICATE


         This Bond is one of the Bonds, of the series designated therein, described in the within-mentioned Original Indenture, as supplemented.

                                           WILMINGTON TRUST COMPANY, as Trustee,


                                           By:__________________________________
                                              Authorized Officer

                                   ARTICLE II

                            COVENANTS OF THE COMPANY

         The Company hereby covenants and agrees that, without the prior written consent of the holders of not less than sixty-six and two-thirds percent (66 2/3%) in principal amount of the Bonds of Series P then outstanding, so long as any of the Bonds of Series P are outstanding:

         Section 2.1 Series P Dividend Restriction. No dividends or other distributions of cash or other assets shall be declared or paid, directly or indirectly, on any shares of common stock of the Company, nor shall any shares of common stock of the Company be purchased, redeemed, retired, or otherwise acquired by the Company, if immediately after such declaration, payment, retirement, redemption or acquisition, the aggregate capital of the Company and its subsidiaries, on a consolidated basis, attributable to its common stock, surplus and retained earnings would be less than $48,000,000. In determining the aggregate consolidated capital of the Company and its subsidiaries attributable to its common stock, its surplus, and its retained earnings for the purpose of this Section 2.1, any write-up of assets, or write-down or write-off of the excess over original cost of property made on the books of the Company subsequent to December 31, 2001 shall be disregarded.

         Section 2.2 Restrictions on Funded Indebtedness. The Company shall not incur, assume, guarantee or in any other manner become liable, with respect to any "Funded Indebtedness" (as hereinafter defined) or permit any subsidiary to incur any Funded Indebtedness, if immediately thereafter, the total amount of Funded Indebtedness then outstanding, would exceed sixty-six and two-thirds per cent (66 2/3%) of the "Total Permanent Capital" (as hereinafter defined) of the Company and its consolidated subsidiaries.

         Funded Indebtedness shall mean all bonds, debentures and other evidence of indebtedness of the Company and its subsidiaries, secured or unsecured, for money borrowed, but excluding (i) indebtedness maturing on demand or within one year from the date incurred and not renewable or extendable at the option of the debtor, (ii) indebtedness of the Company to any subsidiary and any indebtedness of a subsidiary to the Company, and (iii) indebtedness that has been called for redemption and for the payment of which monies have been irrevocably deposited with a trustee. Funded Indebtedness shall include the portion of bonds, notes or other indebtedness maturing, or required to be redeemed, within one year from the date as of which Funded Indebtedness is being determined.

         Total Permanent Capital shall mean, with respect to the Company and its subsidiaries: (i) the sum of the par or stated value of all outstanding capital stock of the Company and all paid-in premiums thereon; (ii) all surplus, including capital and earned surplus but not including surplus from any revaluation of the Company's assets after December 31, 2001; (iii) the minority interest (if any) in consolidated subsidiaries, but not including any earned surplus of subsidiaries prior to the date of acquisition of such subsidiaries; and (iv) all Funded Indebtedness of the Company and such subsidiaries.

         In all other respects, Funded Indebtedness and Total Permanent Capital shall be computed as they would be for a consolidated balance sheet of the Company and its subsidiaries on the applicable date, excluding all intercompany items, and in accordance with generally accepted accounting principles; provided that for purposes of computations under this Section 2.2, capitalized lease obligations shall be excluded from Funded Indebtedness.

         Section 2.3 Restrictions on Issuance of Additional Bonds. In addition to the circumstances under which a Net Earnings Certificate is required to be delivered to the Trustee under the terms of Sections 3.08 or 3.09 of the Original Indenture in connection with the issuance of Bonds by the Company pursuant to either such Section, in all other circumstances under which the Company proposes to issue additional Bonds under either Section 3.08 or 3.09 of the Original Indenture, it shall be a requirement of such issuance and of the authentication and delivery by the Trustee of any Bonds to be so issued that the Trustee shall have received a Net Earnings Certificate.

         Section 2.4 Transactions with Affiliates. The Company will not, and will not permit any subsidiary to, engage in any material transaction with an "Affiliate" (as hereinafter defined), including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate, except upon terms that are at least as favorable to the Company or such subsidiary in all material respects as terms that could be obtained at the time in a comparable arms' length transaction with a person other than an Affiliate. For purposes of this Section 2.4, an Affiliate of any corporation shall mean any person or entity directly or indirectly controlling, controlled by, or under direct or indirect common control with such corporation; and a person or entity shall be deemed to control a corporation if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                                   ARTICLE III

                                   THE TRUSTEE

         Section 3.1 Trustee Acceptance. The Trustee hereby accepts the trust hereby declared and provided and agrees to perform the same upon the terms set forth in the Original Indenture as further supplemented by this Sixteenth Supplemental Indenture and upon the additional terms and conditions that the Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixteenth Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

                                   ARTICLE IV

                                  MISCELLANEOUS

         Section 4.1 Incorporation of Original Indenture Terms. This instrument shall be construed as an indenture supplemental to the Original Indenture, and shall form a part thereof. The Original Indenture as heretofore supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture and as further supplemented by this Sixteenth Supplemental Indenture is hereby ratified and confirmed. Terms defined in the Original Indenture that are used herein and not otherwise defined herein are used as defined in the Original Indenture.

         Section 4.2 Counterparts. This Sixteenth Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, ARTESIAN WATER COMPANY, INC. has caused these presents to be signed in its corporate name by its President or one of its Vice Presidents and sealed with its corporate seal, attested by its Secretary or one of its Assistant Secretaries, and WILMINGTON TRUST COMPANY, as Trustee, has caused these presents to be signed in its corporate name by one of its Vice Presidents and sealed with its corporate seal, attested by one of its Assistant Secretaries, all as of the day and year first above written.

                                                    ARTESIAN WATER COMPANY, INC.

                                                    By:_________________________
                                                       Vice President

               [SEAL]
Attest: ___________________


                       (Signatures continue on next page.)

                                  (Signatures continued from previous page.)




                                                       WILMINGTON TRUST COMPANY,
                                                       As Trustee,


                                                       By:______________________



                 [SEAL]
Attest:__________________________

STATE OF DELAWARE        )
                         ) SS.:
COUNTY OF NEW CASTLE     )


         On this, the 30th day of January, 2003, before me, the undersigned, notary public, personally appeared David B. Spacht, who acknowledged himself to be the Vice President of Artesian Water Company, Inc., a corporation organized under the laws of the State of Delaware, and that he as such officer, being authorized to do so, executed the foregoing Sixteenth Supplemental Indenture for the purposes therein contained by signing the name of Artesian Water Company, Inc. by himself as Vice President.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                       ___________________________ Notary Public
                                       Wilmington, New Castle County


                                       My Commission Expires
                                       ___________________________
                                                [Seal]

STATE OF DELAWARE       )
                        )SS.:
COUNTY OF NEW CASTLE    )

         On this, the 30th day of January, 2003, before me, the undersigned, notary public, personally appeared Mary C. St. Amand who acknowledged himself/herself to be a Vice President of Wilmington Trust Company, a corporation organized under the laws of the State of Delaware, and that he/she as such officer, being authorized to do so, executed the foregoing Sixteenth Supplemental Indenture for the purposes therein contained by signing the name of Wilmington Trust Company by himself/herself as Vice President.

         I certify that I am not an officer or director of said trust company.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                      ___________________________, Notary Public
                                      Wilmington, New Castle County


                                      My Commission Expires
                                      ___________________________
                                                [Seal]

                                    EXHIBIT A

                                NEW CASTLE COUNTY

                               New Castle Hundred

Tax Parcel No. 10-044.10-194
(GLENDALE, PARCEL E)

         ALL that certain lot, piece or parcel of ground with the improvements thereon, consisting of an existing water pumping station, situate in New Castle Hundred, New Castle County, Delaware and described more particularly in accordance with a pending "Record Resubdivision Plan for Kensington", prepared by Landmark Engineering, Inc., dated October 6, 2000, as follows:

         BEGINNING in the northwesterly line of Bear-Corbitt Road, aka Delaware Route 7, a 70 feet wide public right-of-way as shown on the above-referenced plan and a "Record Major Subdivision Plan for Kensington" recorded June 29, 1989 in the Office of the Recorder of Deeds in and for New Castle County, Delaware in Microfilm Number 9891; said Point of Beginning being located North 12 degrees 37 minutes 05 seconds East, 74.98 feet along the said northwesterly line of Bear-Corbitt Road, from the easterly end of a 25 foot radius curve joining the said northwesterly line with the northeasterly line of Wellspring Drive, a 60 foot wide public right-of-way; Thence, from the Point of Beginning, by Private Open Space lands, as shown on the aforesaid resubdivision plan the following two
(2) courses: (1) North 77 degrees 31 minutes 04 seconds West, 150.00 feet; (2) North 12 degrees 37 minutes 05 seconds East, 100.00 feet to line of lands, now or formerly, of JOFR, Inc.; Thence by the same, South 77 degrees 31 minutes 04 seconds East, 150.00 feet to the aforesaid northwesterly line of Bear-Corbitt Road; Thence, by the same, South 12 degrees 37 minutes 05 seconds West, 100.00 feet to the Point of Beginning. Containing 0.344+/- acres.

         TOGETHER with an easement, at all times, in common with all others now or hereafter entitled thereto, for the purpose of ingress, egress and regress, and also for the purpose of constructing, operating and maintaining wells, pumping stations, water supply mains, telephone lines, electrical lines and related facilities, over, under, along and upon a strip of land 15 feet in perpendicular width, said easement being more particularly described as follows:

         BEGINNING at "Point 5", aforesaid; thence North 77 degrees 27 minutes 45 seconds West 189.74 feet to a point; thence North 12 degrees 32 minutes 15 seconds East 143.82 feet to a point; thence North 31 degrees 26 minutes 32 seconds West 139.57 feet to a point in the southeasterly boundary of Parcel "D", last mentioned point hereinafter referred to as "Point 6"; thence North 58 degrees 33 minutes 28 seconds East along the southeasterly boundary of Parcel "D" a distance of 15.00 feet to a point; thence South 31 degrees 26 minutes 32 seconds East 145.63 feet to a point in the westerly boundary of lands now or formerly of Quentin W. Kelly and wife; thence by lands of last mentioned owners the two following courses and distances: (1) South 12 degrees 32 minutes 15 seconds West 134.88 feet to a point; and (2) South 77 degrees 27 minutes 45 seconds East 174.74 feet to the most northerly corner of Parcel "E"; thence South

12 degrees 32 minutes 15 seconds West along the westerly boundary of Parcel "E"
15.00 feet to the point of BEGINNING.

         UNDER AND SUBJECT to all applicable covenants, conditions, easements, rights-of-way, reservations, restrictions, and agreements of record in the Office of the Recorder of Deeds in and for New Castle County and State of Delaware.

                              Appoquinimink Hundred

Tax Parcel No. (Part of ) 14-007.00-020
(SCHWEBEL)

         ALL that lot, piece or parcel of land situate in Appoquinimink Hundred, New Castle County, State of Delaware, and known as Lands of Ada & Rosalind Schwebel Estate, and being more particularly bounded and described in accordance with a Plot Plan for Lands of Ada & Rosalind Schwebel Estate prepared by Clifton
L. Bakhsh Jr., Inc., dated December 10, 2001 [Comm. No. 15916, File No. MJ 15916] as follows, to wit:

         BEGINNING at a point, joining the northerly side of Old State Road (25 feet from center thereof) with the easterly side of S.R. 1 (at varying widths). Thence along the easterly side of S.R. 1. the following three (3) courses and distances: (1) North 18 degrees 16 minutes 21 seconds East, 186.82 feet to a point; (2) North 02 degrees 55 minutes 59 seconds East, 616.12 feet to a point;
(3) North 05 degrees 58 minutes 33 seconds East, 280.00 feet to a corner of lands now or formerly of the State of Delaware. Thence along the same, the following two (2) courses and distances: (1) North 45 degrees 58 minutes 33 seconds East, 240.00 feet to a point; (2) North 16 degrees 54 minutes 16 seconds West, 282.89 feet to a found monument, on the line of Sycamore Farms. Thence along Sycamore Farms, South 61 degrees 55 minutes 05 seconds East, 1015.37 feet to a point on the northwesterly side of Old State Road (25 feet from center thereof). Thence along the same, the following four (4) courses and distances:
(1) South 45 degrees 42 minutes 59 seconds West, 457.90 feet to a point; (2) South 45 degrees 12 minutes 54 seconds West, 283.26 feet to a point of curvature; (3) By a curve to the left, A=263.30 feet, R=1865.12 feet, D=08 degrees 05 minutes 18 seconds to a point; (4) South 37 degrees 07 minutes 36 seconds West, 73.13 feet to a corner of lands now or formerly of Carl and Carmenlita Herrman. Thence by the same, the following three (3) courses and distances: (1) North 52 degrees 52 minutes 24 seconds West, 210.43 feet to a point; (2) South 37 degrees 07 minutes 36 seconds West, 207.00 feet to a point;
(3) South 52 degrees 52 minutes 24 seconds East, 210.43 feet to a found iron pipe, a point on the northwesterly side of Old State Road (25 feet from center thereof). Thence by the same, the following two courses and distances: (1) South 60 degrees 17 minutes 27 seconds West, 50.68 feet to a point of curvature; (2) By a curve to the right, A=208.41 feet, R=225.00 feet, D=53 degrees 04 minutes 17 seconds to the first mentioned point of Beginning.

           Containing within said metes and bounds 16.224+/- acres of land.

         TOGETHER WITH all rights, title and interest, legal and equitable, the estate of Rosalind Schwebel may have in and to subterranean waters accessible from the hereindescribed land, including but not limited to the ownership, appropriation, use, diversion and extraction of such subterranean waters.

         UNDER AND SUBJECT, FURTHER, to all covenants, conditions, easements, rights-of-way, reservations, restrictions, and agreements of record in the Office of the Recorder of Deeds in and for New Castle County and State of Delaware including, but not limited to, the following:

         Water Service Agreement dated August 29, 1997, between Ada and Rosalind Schwebel and Artesian Water Company of record in the Office aforesaid in Deed Book 2348, Page 0010.

                                   KENT COUNTY

Tax Parcel No. DC-00-019.00-02-87.00-000
(BURTONWOOD)

         ALL that certain lot, piece or parcel of land, with the improvements thereon, situate at State Route 1 and Big Oak Road in Duck Creek Hundred, Kent County, State of Delaware, being shown on that certain Minor Subdivision Plan for Part of Lands of Burtonwood Village, L.L.C., prepared by Earl D. Smith, Inc., Professional Land Surveyors of Dover, Delaware, dated March 15, 2001 and recorded April 5, 2001 in the Office of the Recorder of Deeds in and for Kent County and State of Delaware at Plot Book 57, Page 84, and being more particularly bounded and described in accordance with said plan, as follows, to-wit:

         BEGINNING and commencing from a found concrete monument at the northeast intersection of State Route 1 and Big Oak Road, on the arc of a circle running in a northwesterly direction with the east line of State Route 1 with a 11,609.16 foot radius curve to the left, an arc distance of 100.01 feet having a chord bearing North 17 degrees 07 minutes 59 seconds West 100.01 feet;

Thence from the point of Beginning on the arc of a circle running in a northwesterly direction with the east line of State Route 1 with a 11,609.16 foot radius curve to the left, an arc distance of 438.70 feet having a chord bearing North 18 degrees 28 minutes 05 seconds West, 438.67 feet to a point;

Thence along the division line between these lands and lands conveyed to Kent County Levy Court the three following courses and distances:
(1)   North 70 degrees 44 minutes 53 seconds East, 200.00 feet to a point;
(2)   South 18 degrees 28 minutes 05 seconds East, 438.67 feet to a point; and
(3) South 70 degrees 44 minutes 53 seconds West, 200.00 feet to the point and place of Beginning. Containing 2.00 acres of land be the same more or less.

         TOGETHER WITH a Permanent Access Easement in favor of Artesian Water Company, Inc., its successors and/or assigns, for the purpose of ingress and egress to and from the above-described parcel of land for the construction and maintenance of water lines and other utilities necessary for the operation of a water supply facility, said Permanent Access Easement being described in accordance with the aforementioned Minor Subdivision Plan for Part of Lands of Burtonwood Village, L.L.C. recorded in the said Office of the Recorder of Deeds at Plot Book 57, Page 84 as follows, to-wit:

         BEGINNING and commencing from a found concrete monument at the northeast intersection of State Route 1 and Big Oak Road, on the arc of a circle running in a northwesterly direction with the east line of State Route 1 with a 11,609.16 foot radius curve to the left, an arc distance of 100.01 feet having a chord bearing North 17 degrees 07 minutes 59 seconds West 100.01 feet; thence North 70 degrees 44 minutes 53 seconds East, 15.00 feet; thence South 17 degrees 07 minutes 59 seconds East, 100.01 feet; thence South 70 degrees 45 minutes 13 seconds West, 15.00 feet to the point and place of Beginning. Containing 1,492 square feet of land be the same more or less.

         IN CONNECTION WITH said Permanent Access Easement, Burtonwood Village, L.L.C. hereby grants unto Artesian Water Company, Inc., its successors and assigns, the right to install, maintain, inspect, operate, repair and/or replace water lines or other water distribution facilities or other necessary utilities, accessories and appurtenances on, under, over and across the Permanent Access Easement for the purpose of installing, maintaining, inspecting, operating, repairing and/or replacing a water distribution system and extending Artesian Water Company, Inc.'s water distribution system and to provide water distribution services to other residences, premises and users.

         TOGETHER WITH all rights, title and interest, legal and equitable, Burtonwood Village, L.L.C. may have in and to subterranean waters accessible from the herein-described lands, including but not limited to the ownership, appropriation, use, diversion and extraction of such subterranean waters.

         AND, by acceptance of this deed, Artesian Water Company, Inc. expressly agrees for itself, its successors or assigns, that there shall be no right, privilege, or permission of direct access to or from the premises herein described and State Route 1.

         UNDER AND SUBJECT to all applicable covenants, conditions, easements, rights-of-way, reservations, restrictions, and agreements of record in the Office of the Recorder of Deeds in and for Kent County, Delaware, including, but not limited to, the aforementioned Minor Subdivision Plan for part of Lands of Burtonwood Village, L.L.C., dated March 15, 2001 and recorded April 5, 2001 at Plot Book 57, Page 84.

         TOGETHER with all and singular the tenements, hereditaments, and appurtenances belonging, or in any wise appertaining, and the revision and revisions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest, property, claim and demand whatsoever of it, Burtonwood Village, L.L.C., as well at law as in equity or otherwise howsoever, of, in and to the same and every party thereof, RESERVING and SUBJECT to as aforesaid.

                                   RECORDATION

         Recorded as follows:

         1. In the office of the Recorder of Deeds, in and for New Castle County and State of Delaware, in Mortgage Record ____________, Volume ______, Page _____, on the _____day of ________________, 2003.

         2. In the office of the Recorder of Deeds, in and for Kent County and State of Delaware, in Mortgage Record ____________, Volume ______, Page _____, on the _____day of ________________, 2003.

         3. In the office of the Recorder of Deeds, in and for Sussex County and State of Delaware, in Mortgage Record ____________, Volume ______, Page _____, on the _____day of ________________, 2003.